Exhibit 11


                        Calculation of Earnings per Share

                                                            Three Months
                                                           Ended March 31,
                                                        ---------------------
                                                          1998          1997
                                                          ----          ----
Numerator:

Net income ........................................     $   104       $   345
Preferred stock dividends .........................        --             (80)
                                                        -------       -------

Numerator for basic earnings per share -
income available to common shareholders ...........         104           265

Effect of dilutive securities:

Preferred stock dividends .........................        --              80
Interest on unpaid preferred stock dividends ......        --               5
                                                        -------       -------
                                                           --              85
                                                        -------       -------

Numerator for dilutive earnings per share -
income available to common shareholders after
assumed conversion ................................         104           350

Denominator:

Denominator for basic earnings per share-
weighted-average shares ...........................      10,918         4,457

Effect of dilutive securities:

Employee stock options and warrants ...............         333           768
Convertible preferred stock .......................        --           3,771
                                                        -------       -------
                                                            333         4,539

Dilutive  potential  common shares
Denominator  for diluted  earnings per share-
Adjusted weighted-average shares and
assumed conversion ................................      11,251         8,996
                                                        =======       =======

Basic earnings per share ..........................     $  0.01       $  0.06
                                                        =======       =======

Diluted earnings per share ........................     $  0.01       $  0.04
                                                        =======       =======